Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2018 RESULTS

Delivers Q2 Comparable Retail Sales Increase of 13.2%

Highest Quarterly Comp in Company History

Reports Q2 GAAP Earnings per Diluted Share of $0.45 vs $0.79 in Q2 2017 and

Q2 Adjusted Earnings per Diluted Share of $0.70 vs $0.86 in Q2 2017

Increases FY 2018 Adjusted EPS Guidance to $8.09 to $8.29

Secaucus, New Jersey – August 23, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended August 4, 2018.

Jane Elfers, President and Chief Executive Officer announced, “We set the bar very high for the second quarter and we beat it. We delivered our highest ever quarterly comp, a positive 13.2% on top of a positive 3.1% last year. We delivered adjusted EPS of $0.70, $0.09 above the high end of our guidance range. We delivered positive brick and mortar sales comps and positive digital sales comps every month in the second quarter.  Additionally, we drove positive brick and mortar traffic comps every month of the quarter resulting in a positive mid-single digit traffic increase. Specifically, our mall traffic was exceptional, delivering a high single digit positive comp for the quarter. Our momentum has continued into August and with the majority of back-to-school sales behind us, our comps are running positive low double digits quarter to date.”

Ms. Elfers concluded, “We have significant runway ahead of us through the continued successful execution of our multi-year strategic growth initiatives. In addition, we are uniquely positioned from a competitive standpoint to accelerate our transformation, with the goal of driving additional market share gains. We are focused on driving customer acquisition, improving customer retention and increasing customer engagement through our digital transformation investments. We look forward to continuing to deliver best-in-class results for our shareholders.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Second Quarter 2018 Results

Net sales increased by $75.1 million, or 20.1%, to $448.7 million during the second quarter 2018 from $373.6 million during the second quarter 2017. This increase was primarily driven by a positive comparable retail sales increase of 13.2%, an approximately $22.0 million benefit from the calendar shift related to the 53rd week in fiscal 2017, and an approximately $5.0 million due to the new revenue recognition rules.

Net income was $7.5 million, or $0.45 per diluted share, in the second quarter of 2018, compared to net income of $14.3 million, or $0.79 per diluted share, the previous year.  Adjusted net income was $11.7 million, or $0.70 per diluted share, compared to adjusted net income of $15.6 million, or $0.86 per diluted share, in the second quarter last year.  The impact of the accounting rules related to the income tax impact on share-based compensation was $0.03 per share in the second quarter compared to $0.68 per share last year as the majority of share vesting occurred in the first quarter this year versus the second quarter last year.

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Gross profit was $154.8 million in the second quarter, compared to $128.4 million in the second quarter of 2017. Adjusted gross profit was $154.8 million in the second quarter, compared to $128.7 million last year. Adjusted gross margin leveraged 10 basis points to 34.5% of sales, as result of fixed cost leverage based on strong comparable retail sales, the reclassification of certain items due to the new revenue recognition rules, offset by lower merchandise margins along with continued increase in ecommerce penetration.

Selling, general, and administrative expenses were $124.2 million compared to $108.2 million in the second quarter of 2017. Adjusted selling, general, and administrative expense was $122.5 million compared to $107.6 million in the second quarter last year and leveraged 150 basis points as a percentage of net sales. The increase in selling, general, and administrative expenses were driven by an increase in expenditures in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules, partially offset by lower incentive compensation expenses.

Operating income was $10.0 million, compared to $3.2 million in the second quarter of 2017. Adjusted operating income in the second quarter of 2018 was $15.7 million, or 3.5% of net sales, compared to adjusted operating income of $5.1 million in the second quarter last year, leveraging 210 basis points.

Adjusted tax rate was 21.0% for the quarter versus negative 226% last year, which was impacted by share-based compensation discussed earlier.

For the second quarter, the Company’s adjusted results exclude net expenses of approximately $4.2 million, compared to excluded net expenses of approximately $1.3 million in the second quarter of 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For the second quarter of 2018, these excluded items primarily related to asset impairment charges, restructuring costs, consulting costs for organizational design efforts, system transition costs, and costs incurred in connection with the review of the Company’s warehouse and distribution network.  For the second quarter of 2017, these excluded items were primarily related to expenses associated with asset impairment charges, a state sales and use tax audit settlement, a provision for foreign exchange control penalties and an insurance claim deductible, partially offset by income related to restructuring costs.

Fiscal Year to Date Results

Net sales increased 9.2% to $885.0 million and comparable retail sales increased 5.1% in the first half of 2018, inclusive of a positive impact of approximately $22.0 million resulting from the calendar shift related to the 53rd week in fiscal 2017 and approximately $9.0 million due to the new revenue recognition rules.

Net income was $39.0 million, or $2.27 per diluted share, in the first half of 2018, compared to net income of $50.5 million, or $2.76 per diluted share, the previous year.  Adjusted net income was $44.9 million, or $2.60 per diluted share, compared to adjusted net income of $51.6 million, or $2.82 per diluted share, in the first half last year.

Gross profit was $315.0 million in the first half, compared to $299.0 million in the first half of 2017. Adjusted gross profit was $316.2 million in the first half, compared to $299.6 million last year, and deleveraged 130 basis points to 35.7% of sales.

Selling, general and administrative expenses were $242.7 million compared to $220.4 million in the first half of 2017. Adjusted selling, general, and administrative expense was $241.2 million compared to $214.5 million in the first half of last year and deleveraged 70 basis points as a percentage of net sales.   The increase in selling, general, and administrative expenses were driven by an increase in expenditures in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules, partially offset by lower incentive compensation expenses.

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Operating income was $33.1 million, compared to operating income of $45.5 million in the first half of 2017. Adjusted operating income in the first half of 2018 was $41.1 million, or 4.6% of net sales, compared to adjusted operating income of $53.5 million in the first half last year, deleveraging 200 basis points compared to last year.

Adjusted tax rate was negative 12.6% for the first half versus 3.0% last year, as a result of lower income and the impact of the new tax legislation.

During the first half of fiscal 2018, the Company’s adjusted results exclude net expenses of approximately $5.8 million, compared to excluded net expenses of approximately $1.0 million in the first half of 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For the first half of 2018, these excluded items primarily related to asset impairment charges, restructuring costs, consulting costs for organizational design efforts, system transition costs, and costs incurred in connection with the review of the Company’s warehouse and distribution network.  For the first half of fiscal 2017, these excluded items are primarily related to charges due to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties, and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company closed 10 stores and did not open any stores during the second quarter of 2018. The Company ended the second quarter with 992 stores and square footage of 4.6 million, a decrease of 4% compared to the prior year. Since our fleet optimization initiative announced in 2013, the Company has closed 191 stores.

The Company’s international franchise partners opened 11 points of distribution and closed one in the second quarter, and the Company ended the quarter with 211 international points of distribution open and operated by its eight franchise partners in 20 countries.

Capital Return Program

During the second quarter of 2018, the Company repurchased 440,147 shares for approximately $25 million, inclusive of shares repurchased under an accelerated share repurchase program and shares surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $8 million, or $0.50 per share, in the quarter.

For the first half of 2018, the Company repurchased approximately1.5 million shares for approximately $188 million, inclusive of shares repurchased under an accelerated share repurchase program and shares surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $17 million in the first half of 2018.

Since 2009, the Company has repurchased approximately $1.05 billion of its common stock and, since 2014, paid approximately $83 million in dividends. At the end of the second quarter of 2018, approximately $307 million remained available for future share repurchases under the Company’s existing share repurchase programs.

The Company’s Board of Directors authorized a dividend of $0.50 per share, payable on September 17, 2018 to shareholders of record at the close of business on September 5, 2018.

Outlook

For fiscal 2018, the Company is raising its outlook for adjusted net income per diluted share to a range of $8.09 to $8.29 from a range of $7.95 to $8.20. This compares to adjusted net income per diluted share of $7.91 in fiscal 2017. The Company now expects total net sales for the year to be in the range of $1.945 to $1.955 billion. This guidance assumes a positive mid-single digit comparable retail sales increase.  The Company expects adjusted operating margin to be in the range of 8.5% to 8.7%.

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The Company expects net income per diluted share in the third quarter of 2018 to be in the range of $2.97 to $3.07 based upon a mid-single digit comparable retail sales increase. This compares to adjusted net income per diluted share of $2.58 in the third quarter of 2017.

Additional details underlying the Company’s outlook for the third quarter and full year 2018 will be provided on the conference call and will be available in the conference call transcript, which will be posted on our website. An audio archive will also be available on the Company’s website.

Conference Call Information

The Children’s Place will host a conference call today at 8:00 a.m. Eastern Time to discuss its second quarter 2018 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expense, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.  The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America.  The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names.  As of August 4, 2018, the Company operated 992 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 211 international points of distribution open and operated by its eight franchise partners in 20 countries.

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Forward Looking Statement

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2018. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Investor Relations, (201) 453-6693

(Tables Follow)

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Net sales	$448,718	$373,601	$885,031	$810,277
Cost of sales	293,912	245,196	570,034	511,281
Gross profit	154,806	128,405	314,997	298,996
Selling, general and administrative expenses	124,223	108,227	242,689	220,354
Asset impairment charges	3,979	974	5,236	1,458
Other costs	(13)	6	(9)	10
Depreciation and amortization	16,595	15,979	34,001	31,671
Operating income	10,022	3,219	33,080	45,503
Interest expense	(946)	(291)	(1,243)	(329)
Income before taxes	9,076	2,928	31,837	45,174
Provision for income taxes	1,590	(11,362)	(7,186)	(5,345)
Net income	$7,486	$14,290	$39,023	$50,519

Earnings per common share
Basic	$0.45	$0.81	$2.32	$2.86
Diluted	$0.45	$0.79	$2.27	$2.76

Weighted average common shares outstanding
Basic	16,636	17,704	16,819	17,659
Diluted	16,715	18,177	17,225	18,289

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Net income	$7,486	$14,290	$39,023	$50,519

Non-GAAP adjustments:
Asset impairment charges	3,979	974	5,236	1,458
Organizational design costs	715	-	715	-
Restructuring costs	600	(75)	2,261	562
System transition costs	250	-	250	-
Distribution network review costs	150	-	150	-
Provision for legal settlement	-	-	-	5,000
Sales tax audit	-	418	-	418
Foreign exchange penalties	-	300	-	300
Insurance claim deductible	-	250	-	250
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	5,694	1,867	8,006	7,988
Income tax effect (1)	(1,513)	(527)	(2,049)	(2,894)
Prior year uncertain tax positions (2)	-	-	(112)	(4,048)
Net impact of Non-GAAP adjustments	4,181	1,340	5,845	1,046

Adjusted net income	$11,667	$15,630	$44,868	$51,565

GAAP net income per common share	$0.45	$0.79	$2.27	$2.76

Adjusted net income per common share	$0.70	$0.86	$2.60	$2.82

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.
(2)	Prior year tax related to uncertain tax positions.

	Second Quarter Ended		Year-To-Date Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Operating income	$10,022	$3,219	$33,080	$45,503

Non-GAAP adjustments:
Asset impairment charges	3,979	974	5,236	1,458
Organizational design costs	715	-	715	-
Restructuring costs	600	(75)	2,261	562
System transition costs	250	-	250	-
Distribution network review costs	150	-	150	-
Provision for legal settlement	-	-	-	5,000
Sales tax audit	-	418	-	418
Foreign exchange penalties	-	300	-	300
Insurance claim deductible	-	250	-	250
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	5,694	1,867	8,006	7,988

Adjusted operating income	$15,716	$5,086	$41,086	$53,491

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-To-Date Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Gross Profit	$154,806	$128,405	$314,997	$298,996

Non-GAAP adjustments:
Restructuring costs	(50)	-	1,239	377
Insurance claim deductible	-	250	-	250
Aggregate impact of Non-GAAP adjustments	(50)	250	1,239	627

Adjusted Gross Profit	$154,756	$128,655	$316,236	$299,623

	Second Quarter Ended		Year-To-Date Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017

Selling, general and administrative expenses	$124,223	$108,227	$242,689	$220,354

Non-GAAP adjustments:
Organizational design costs	(715)	-	(715)	-
Restructuring costs	(650)	75	(1,022)	(185)
System transition costs	(250)	-	(250)	-
Distribution network review costs	(150)	-	(150)	-
Provision for legal settlement	-	-	-	(5,000)
Sales tax audit	-	(418)	-	(418)
Foreign exchange penalties	-	(300)	-	(300)
Insurance claim settlement	-	-	606	-
Aggregate impact of Non-GAAP adjustments	(1,765)	(643)	(1,531)	(5,903)

Adjusted Selling, general and administrative expenses	$122,458	$107,584	$241,158	$214,451

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 4,	February 3,	July 29,
	2018	2018*	2017
Assets:
Cash and cash equivalents	$106,405	$244,519	$202,332
Short-term investments	-	15,000	55,800
Accounts receivable	47,622	26,094	33,077
Inventories	366,461	324,435	311,047
Other current assets	53,224	46,456	54,100
Total current assets	573,712	656,504	656,356

Property and equipment, net	257,055	258,537	263,311
Other assets, net	23,577	25,187	51,008
Total assets	$854,344	$940,228	$970,675

Liabilities and Stockholders’ Equity:
Revolving loan	$89,335	$21,460	$54,500
Accounts payable	250,184	210,300	219,334
Accrued expenses and other current liabilities	107,789	128,764	122,651
Total current liabilities	447,308	360,524	396,485

Other liabilities	83,913	106,005	76,530
Total liabilities	531,221	466,529	473,015

Stockholders’ equity	323,123	473,699	497,660

Total liabilities and stockholders’ equity	$854,344	$940,228	$970,675

*	Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	August 4,	July 29,
	2018	2017

Net income	$39,023	$50,519
Non-cash adjustments	59,669	48,524
Working Capital	(87,381)	(27,595)
Net cash provided by operating activities	11,311	71,448

Net cash used in investing activities	(13,315)	(30,174)

Net cash used in financing activities	(136,365)	(32,351)

Effect of exchange rate changes on cash	255	(300)

Net increase (decrease) in cash and cash equivalents	(138,114)	8,623

Cash and cash equivalents, beginning of period	244,519	193,709

Cash and cash equivalents, end of period	$106,405	$202,332

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